UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

____________________

Date of Report (Date of earliest event reported): August 22, 2005

CENUCO, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	033-25900	75-2228820
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2000 Lenox Drive, Suite 202, Lawrenceville, New Jersey 08648
(Address of Principal Executive Offices) (Zip Code)

609-219-0930
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a)    On August 22, 2005, Cenuco, Inc. (the “Company”) received notice from the American Stock Exchange (“Amex”) indicating that it is not in compliance with certain Amex continued listing standards. Specifically, the Company is not in compliance with Sections 134 and 1101 of the Amex Company Guide in that the Company has failed to file the financial statements in connection with Item 9.01 of its Current Report on Form 8-K filed on May 26, 2005 and completion of its Quarterly Report on Form 10-Q for the period ended May 28, 2005. The Company issued a press release on August 26, 2005 explaining that the delay in filing the financial statements is a result of the scope of audit work related to a three-month period from March 1 through May 28, 2003 that is currently being reviewed by the Company’s newly appointed independent public auditors. Significant additional time and effort has been required to obtain and analyze this historic information which had never previously been audited. A copy of that press release is attached hereto at Exhibit 99.1.

In response to the Amex notice the Company intends to submit a plan to Amex setting forth the actions it has taken or intends to take to bring the Company back into compliance with the continued listing standards. The Company’s independent auditors continue to work on the required review and the Company expects to regain compliance by filing the applicable financial statements as soon as the review has been completed.

Item 9.01	Financial Statements and Exhibits

(c)    Exhibits

Number	Description of Exhibit

99.1*	Press release dated August 26, 2005 announcing filing delays

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*	Filed electronically herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2005	CENUCO, INC.

	By:	/s/ Brian J. Geiger
Brian J. Geiger
Chief Financial Officer